November 29, 2022

Dear Philippe:
CYTEK BIOSCIENCES, INC. (“Cytek” or the “Company”) is pleased to offer you the position of General Manager, EMEA.

You will report to Todd Garland, Chief Commercial Officer, on your duties at Cytek. Your home base office will be 42715 Lakeview Blvd., Fremont, CA 94358. The Company may change your position, duties, and work location from time to time as it deems necessary.

Subject to approval by the Company’s Board of Directors (the “Board”), your annual base salary will be $350,000 less payroll deductions and all required withholdings. You are eligible to participate in Cytek’s Annual Bonus Program. Your target bonus is 40% of your annual base salary. Actual payout is dependent on your performance and Company’s overall performance.

Subject to your continuous full-time employment with the Company for a period of 90 days, you will also receive a one-time sign-on bonus of $50,000 less payroll deductions and all required withholdings. The sign-on benefit is refundable if you voluntarily terminate your service with the company within 12 months following your start of work at Cytek.

You will be paid semi-monthly, and you will be eligible for the following standard company benefits:[1]

Medical Dental
Life insurance 401K plan

Flexible account (HSA, FSA) Vision
10 US Holidays Unlimited PTO

Subject to approval by the Board or a committee of the Board and your execution of related documents, you will receive equity grants in the value amount of $450,000, comprised of 50% value in stock options and 50% value in restricted stock units (RSUs).
•The number of stock options will be determined based upon the fair value (Black-Scholes methodology) of Cytek common stock on the date of grant. The stock options will vest over four years with 25% vesting on the first anniversary of your date of employment and 1/48 of the total grant vesting each month thereafter, subject to the conditions of the grant and your continuous service with the Company.
•The number of RSUs will be determined based upon the closing sale price of Cytek common stock on the date of grant. The RSUs will vest at a rate of 25% on the first anniversary of your date of employment with the Company and in equal installments each quarter thereafter for the remaining three years; provided that RSUs will vest only on the Company’s preset RSU vesting dates, in each case, subject to your continued employment with the Company.

Accordingly, the first tranche of your RSUs will not vest until the Company’s first preset RSU vesting date following the first anniversary of your date of employment with the Company and the number of RSUs vesting on such date will be adjusted accordingly. For your reference, the Company’s preset RSU vesting dates are February 18, May 18, August 18 and November 18 of each year. In the event that the Company’s trading window under its Insider Trading Policy is closed on a vesting date, such shares shall not be delivered on such date and shall instead be delivered as soon a reasonably practicable thereafter.

Subject to approval by the Board or a committee of the Board and your execution of related documents, you will receive additional RSU grants in the value amount of $50,000, which will vest at rate of 100% on the first Company preset RSU vesting date following the first anniversary of your employment with the Company. The number of RSUs will be determined based upon the closing sale price of Cytek common stock on the date of grant.

Additionally, you will be eligible to participate in the Company’s 2021 Employee Stock Purchase Program (the “ESPP Program”)[2] and the Company’s Severance Benefit Plan. You may elect to participate in the ESPP Program during any enrollment period following commencement of your employment with the Company. Your participation in the Company’s Severance Benefit Plan will be conditioned upon your execution of a Participation Agreement following commencement of your employment with the Company.

The Company may modify your compensation and benefits from time to time as it deems necessary. Additional information about Company benefits can be provided upon request.

In addition, all employees will be required to provide proof to Human Resources that they have fully vaccinated under the FDA-approved COVID-19 vaccination guidelines to enter the Fremont workplace or obtain an approved accommodation pursuant to the Company’s vaccination policy.

As a Cytek employee, you will be expected to abide by Company rules and regulations and corporate governance policies, copies of which will be provided to you upon employment for review and acknowledgement. You will also be required to sign and comply with a Proprietary Information and Inventions Agreement, which prohibits unauthorized use or disclosure of Company proprietary information.

You agree that you will relocate to work in either the Netherlands or the San Francisco Bay area as designated by the Company (or another mutually agreed upon location, if any) by August 31, 2023.

If you relocate, the Company will reimburse you for transportation of household goods, realtor fees in connection with the sale of your residence, as needed, and the cost of a private secondary education for one child. The total reimbursement for the foregoing will be capped at $80,000, grossed-up for tax purposes if you relocate to the Netherlands and $60,000 grossed-up for tax purposes if you relocate to the US. The Company will also cover 100% of associated work visa costs for you to work in the Netherlands.

If you voluntarily terminate your employment with the Company within one year of your relocation move, you will be required and agree to reimburse the Company for all amounts paid to you in connection with your relocation, as specified above.

Normal working hours are from 8:30 a.m. to 5:30 p.m., Monday through Friday. As an exempt employee, you may be asked to work additional hours as required by the nature of your work assignments.

We expect that you will start performing the duties of your new position on February 27, 2023. This job offer is contingent upon favorable background and reference checks. Please return a signed copy of this offer on or before December 1, 2022, at which time this offer expires if not previously accepted.

You may terminate your employment with Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. This at-will employment relationship cannot be changed except in writing signed by a Company officer.

To ensure the timely and economical resolution of disputes, all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance or interpretation of this offer letter or otherwise arising from your employment with the Company will be resolved to the fullest extent permitted by law by final, binding and confidential arbitration, by a single arbitrator, in Fremont, California, conducted by JAMS, Inc. (“JAMS”) under the then-applicable JAMS rules (available at the following web address: https://www.jamsadr.com/rules-employment). BY AGREEING TO THIS ARBITRATION PROCEDURE, YOU AND THE COMPANY WAIVE THE RIGHT TO RESOLVE ANY SUCH DISPUTE THROUGH A TRIAL BY JURY OR JUDGE OR ADMINISTRATIVE PROCEEDING. You will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any or all remedies that you or the Company would be entitled to seek in a court of law. Nothing in this paragraph is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction. The Company will be responsible for any costs of arbitration, and each party shall bear its own expenses.

The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written. As required by law, this offer is subject to satisfactory proof of your right to work in the United States.

If you agree with all the terms and condition set forth in this letter, please sign and date this offer. We look forward to a productive and enjoyable working relationship.

Sincerely,

/s/ Wenbin Jiang

Wenbin Jiang, Ph.D. Chief Executive Officer Cytek Biosciences, Inc.

Accepted: Date:

/s/ Philippe Busque                      11/29/2022

[1] The standard company benefits are for U.S. employees. In the event your employment transitions to another Cytek entity, you will be eligible for local standard benefits.

[2] You will be eligible to participate in the ESPP Program so long as you are a U.S. employee.